FOR IMMEDIATE RELEASE

Newtek Business Services to Hold Second Quarter Earnings Call
August 15th at 4:15 PM EST

New York, N.Y. - June 1, 2006 - Newtek Business Services, Inc. (NASDAQ: NKBS) (www.newtekbusinessservices.com), a direct distributor to the small to medium-sized business market, will be conducting a conference call on August 15, 2006 at 4:15 pm EST to discuss the company’s results for the second quarter 2006.

The conference call will be accessible via a toll free number by dialing 1-866-356-3095 and providing the pass code 45334740. Listeners are encouraged to ask any questions that they may have during the call. The conference call will also be broadcast over the Internet through Newtek’s website at www.newtekbusinessservices.com. To listen to the webcast live, please go to Newtek’s website approximately 15 minutes prior to the call to download any audio software which may be necessary. For those who miss the live broadcast, a replay will be available on the website approximately one hour after the call. The online archive of the web cast will be available for ninety days following the call.

The company which will be filing its Form 10-Q for the period ending March 31, 2006 late (on or before July 14, 2006) it anticipates that it will file its Form 10-Q for the period ending June 30, 2006 on a timely basis with the SEC. The company will also update its quarterly and annual guidance for 2006 on or before June 22.

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor to the small to medium-sized business market. According to the SBA, there are over 23 million small businesses in the United States which in total represent 99.7% of all employers, generate 60 - 80 percent of all new jobs annually and generate more than 50% of non-farm GDP. Since 1999, Newtek has helped these business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses. Newtek focuses on providing its current 60,000 customers with access to financial, management and technological resources that enable them to better grow and compete in today’s marketplace. Newtek's products and services include:

•	Newtek Small Business Finance: U.S. government-guaranteed small business lending services;
•	Newtek Merchant Solutions: electronic merchant payment processing solutions;
•	Newtek Insurance Agency: commercial and personal insurance;
•	Newtek Web Hosting: domain registration, hosting, web design and development;
•	Newtek Data Storage Services: data backup, archival and retrieval services;
•	Newtek Financial Information Systems: outsourced digital bookkeeping; and
•	Newtek Tax Services: tax filing, preparation and advisory services.

Statements in this press release including statements regarding Newtek's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition , operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management's current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

Contacts:
Newtek Business Services
Barry Sloane
Chairman of the Board & CEO
212-356-9500
bsloane@newtekbusinessservices.com